Exhibit 10.1

SPECIAL EMPLOYMENT AGREEMENT

     AGREEMENT by and between CSX Corporation, a Virginia corporation (the “Company” or “CSX”)), and Andrew B. Fogarty (the “Executive”), dated as of the 13th day of December, 2004.

     WHEREAS, the Company and the Executive wish to set forth the terms and conditions of the Executive’s continued employment with the Company or its Affiliated Companies (as hereafter defined) for the term hereof;

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period as defined in this Paragraph 1. The “Employment Period” shall mean the period from January 1, 2004 until the later of May 31, 2005 or a reasonable period thereafter as determined by the Chief Executive Officer of CSX after the Closing of a Transaction (as defined below), unless this Agreement is terminated earlier pursuant to its terms. The parties agree further, however, that if the “Effective Date,” as defined in the Employment Agreement dated November 1, 2000, between the Executive and the Company (the “Change of Control Agreement”), should occur during the Employment Period, this Agreement shall immediately terminate and be superseded in its entirety by the Change of Control Agreement.

     2. Position and Duties.

          (a) During the Employment Period, the Executive shall serve as President and Chief Executive Officer of CSX World Terminals, LLC (“CSXWT”) or in any

other position requested of him by the Chairman, President and Chief Executive Officer of the Company, with the status, offices, titles, reporting requirements, authority, duties and responsibilities appropriate to that position.

          (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive agrees during normal business hours to diligently discharge the business and affairs of CSXWT and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and CSXWT in accordance with this Agreement.

     3. Compensation.

          (a) Base Salary. During the Employment Period, the Executive shall receive a minimum base salary equal to his annual base salary as of the date hereof (the “Base Salary”), payable in accordance with the Company’s customary payroll practices. During the Employment Period, the Base Salary may be reviewed for possible increases. Any increase in the Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Base Salary shall not be reduced after any such increase, and the term “Base Salary’ shall thereafter refer to the Base Salary as so increased. Notwithstanding the preceding, an across-the-board reduction in Base Salary applicable to all similarly situated peer executives implemented out of extreme business necessity shall not be a violation of this section.

          (b) Annual Bonus. In addition to the Base Salary, the Executive shall have the opportunity to earn, for each fiscal year that is included in the Employment Period, annual bonuses based upon a target incentive equal to 90% of the Executive’s Base Salary, on the same terms and conditions established thereunder for the Executive and his peer executives. Any annual bonuses so earned (each, an “Annual Bonus”) shall be paid to the Executive at the same time as his peer executives receive their bonuses; provided, that the Annual Bonus for the fiscal year in which the Employment Period terminates shall equal the amount that would have been payable to the Executive for the year of termination multiplied by a fraction. The numerator of the fraction shall be the number of months before the end of the fiscal year of the Employment Period and the denominator of the fraction shall be 12.

          (c) Long Term Incentive Program. The Executive shall be eligible for a Long Term Incentive Program bonus of 15,000 units for 2004 and 15,000 units for 2005, pursuant to the terms of such program.

          (d) Separation Payment. Upon termination of the Employment Period by the Company (other than for Cause, as defined below), the Executive will be paid a separation payment in the amount of one year of the Executive’s Base Salary as of the date of termination (“Separation Payment”).

          (e) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company to the same extent as his peer executives; (ii) the Executive and/or the

Executive’s family, as applicable, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as his peer executives; (iii) the Executive shall be entitled to perquisites and fringe benefits to the same extent and on the same basis as his peer executives; and (iv) tax and financial planning benefits shall also be made available to the Executive to the same extent and on the same basis as his peer executives for each year of the Employment Period hereof as well as the year after the year of the Executive’s retirement.

          (f) Special Transaction Bonus. The Executive has been designated to participate in a Transaction Bonus Program involving possible strategic initiatives related to CSXWT being considered by CSX Senior Management. The amount of the actual Special Transaction Bonus to be paid will be discretionary and determined solely by the Chief Executive Officer of CSX. In applying this discretion, the Chief Executive Officer of CSX will consider the value received by CSX from a third-party buyer (“Buyer”) compared to the estimates provided by the investment banking firm(s) representing CSX, as a result of a sale of all, or substantially all, of the assets of CSXWT, including a sale of the stock of CSXWT’s parent company, SL Service, Inc. (the “Transaction”). This amount is payable by the Company or an affiliated company, subject to applicable withholdings, as soon as practicable following the Closing of a Transaction (the “Special Transaction Bonus”).

          The Special Transaction Bonus will be paid only if there is a Closing of a Transaction by December 31, 2005. For purposes of this Agreement, a “Closing” means one or more transactions to sell or dispose of all, or substantially all, of the assets of CSXWT which must be completed prior to December 31, 2005. For the avoidance of doubt, if a Closing of one or more transactions to sell or dispose of all or substantially all of the assets of CSXWT does not occur by December 31, 2005, the Special Transaction Bonus will expire without payment.

          In order to receive a payment, the Executive must either (i) be employed by CSXWT, CSX, the Buyer or any affiliate of the Buyer on the Payment Date or (ii) have a “Qualifying Termination” before the payment date. A Qualifying Termination means the termination of the Executive’s employment under any of the following circumstances:

(i)	involuntary termination by the Company before the Closing on account of the elimination of the Executive’s job;

(ii)	termination of employment by the Executive at the time of the Closing because the post-Closing position offered to the Executive by the Company requires that he relocate by more than 50 miles from Jacksonville, Florida or provides the Executive with a base salary or target incentive opportunity that is less than the Executive currently receives;

(iii)	the Executive is employed by the Company immediately after the Closing, but the Executive’s employment is involuntarily terminated because his job is eliminated after the Closing;

(iv)	the Executive is employed by the Company immediately after the Closing, but his employer subsequently requires that he relocate by more than 50 miles from Jacksonville, Florida immediately after the Closing or reduces the Executive’s base salary or target incentive opportunity below those he received immediately after the Closing, and as a result the Executive terminates his employment.

          In the event that the Executive’s employment is involuntarily terminated (including termination to allow him to accept employment with the Buyer) because his employment is eliminated by the Company in conjunction with or subsequent to the closing of a sale or disposition of less than substantially all of CSXWT, the Executive’s Special Transaction Bonus will be paid as soon as practicable following the closing of the transaction.

     4. Termination of Employment.

          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Executive.

          (b) By the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means (i) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from Disability), after the Chief Executive Officer of CSX delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates by the Executive.

          (c) Good Reason. The Executive may terminate employment during the Employment Period for Good Reason or without Good Reason. A termination for “Good Reason” means termination by the Executive within 60 days after, and as a result of: (i) the assignment to the Executive of any duties materially inconsistent with Section 2(a) of this Agreement, or any other action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities; or (ii) any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive.

          (d) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

          (e) Date of Termination. The “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the Executive for Good Reason, the date on which the Notice of Termination is given or any date within thirty (30) days after the giving of such Notice of Termination as is specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Date of Termination shall be the date on which the Notice of Termination is given, and (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Date of Termination shall be the date of death or the Disability Effective Date, as the case may be.

     5. Obligations of the Company upon Termination during the Employment Period. (a) Other Than for Cause, Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause or for death or Disability, or the Executive terminates employment for Good Reason, the Company shall pay the amounts described in this Paragraph 5(a) to the Executive. The payments provided pursuant to this Paragraph 5(a) are intended as liquidated damages for a termination of the Executive’s employment by the Company other than for Cause, death or Disability, or for the actions of the Company leading to a termination of the Executive’s employment by the Executive for Good Reason, shall be the sole and exclusive remedy therefor, and shall be paid only upon receipt by the Company from the Executive of an executed release and waiver, satisfactory in form and in substance to the Company, of all claims against the Company. The amounts to be paid as described herein are:

(i)	for any termination during the Employment Period, by the Company other than for Cause, or by the Executive for Good Reason,

A.	continuation of the Executive’s base salary, at the rate set pursuant to Paragraph 3(a), above, and in effect at the date of Notice of Termination, through May 31, 2005;

B.	continuation of the Executive’s participation in the annual bonus plan of the Company, as described in paragraph 3(b), above, through May 31, 2005, paid on the same basis as peer executives of the Company (including any award for 2005 performance, pro rated to 5/12ths of a full year award);

C.	continuation of the Executive’s participation in the long-term incentive plan(s) of the Company, including participation in new grants of performance units through May 31, 2005, consistent with awards to peer executives;

D.	continuation of the Executive’s benefits and perquisites as described in paragraph 3(c) above, through May 31, 2005;

E.	continuation of Company-paid tax and financial planning services to the extent provided to the Company’s senior executives ending the year following the year the executive begins to receive retirement benefits from the Company; and

F.	the Separation Payment.

          (b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to the Executive or the Executive’s estate or legal representative, as applicable, (i) the Executive’s accrued but unpaid Base Salary up to the Date of Termination (the “Accrued Obligations”) in a lump sum in cash within 30 days after the Date of Termination, and (ii) the Annual Bonus, if any, earned for any fiscal year that begins before and ends on or after the Date of Termination, at such time as the annual bonuses for the Executive’s peer executives are paid, and any earned but unpaid Special Transaction Bonus due Executive under Section 3(f), and the Company shall have no further obligations under this Agreement.

          (c) Cause; Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Accrued Obligations in a lump sum within 30 days after the Date of Termination, and the Company shall have no further obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay to the Executive the Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement.

     6. Non-exclusivity of Rights; Confirmation of Retirement Benefits.

          (a) Except as specifically provided in this Agreement, nothing herein shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any other company controlled by, controlling, or under common control with, the Company (collectively, the “Affiliated Companies”) for which the Executive may qualify, nor, subject to Paragraph 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any Affiliated Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Paragraphs 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies.

          (b) Retirement Benefits. It is expressly acknowledged and agreed that nothing in this Agreement shall affect the Executive’s entitlements to retirement benefits under the Company’s retirement plans and programs from and after his retirement from employment with the Company in accordance with their terms, including without limitation: (i) retiree health care plans; (ii) the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies; (iii) the CSX Corporation Supplementary Savings and Incentive Award Deferral Plan and the 2002 Deferred Compensation Plan ; (iv) the CSX life insurance programs; (v) the CSX option plans; and (vi) the Supplemental Retirement Plan and the Special Retirement Plan (including without limitation the Executive’s right to receive lump sum benefits thereunder). Any Special Transaction Bonus paid pursuant to Section 3(f) shall not be taken into account in calculating any pension or retirement benefit due Executive. Notwithstanding the preceding, in the event no Annual Bonus is paid to Executive under Section 3(b) for any fiscal year in the Employment Period, such calculation shall take into account an amount that would have been paid to Executive if he had been a corporate employee of the Company during such fiscal year.

     7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

     8. Confidential Information; No-Raid; Noncompetition; Inventions.

          (a) The Executive shall hold in a fiduciary capacity, for the benefit of the Company and the Affiliated Companies, all confidential or proprietary information, knowledge or data relating to the Company or any Affiliated Company and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale), which shall have been obtained by the Executive during the Executive’s employment by the Company or any Affiliated Company and/or his service as a consultant hereunder, and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8(a)) (“Confidential Information”). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company or any Affiliated Company, except with the prior written consent of the Company, or such Affiliated Company, as applicable, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or one or more Affiliated Company, as applicable, and shall be turned over to the Company or such Affiliated Company, as applicable, upon termination of the Executive’s employment. The Executive also agrees that through the end of the Noncompetition Period (as defined below), he will advise any prospective employer or client that meets any of the following criteria of the confidentiality restrictions set forth in this Agreement and state in writing to such prospective employer or client that his employment or provision of services will not violate these provisions, and will deliver a copy of such statement to the Company. Such a statement shall be required for any prospective employer or client that is (i) engaged in the railroad, ocean transportation and marine terminal operations or intermodal transportation businesses; (ii) a customer representing more than 1% of the revenues of either CSX Transportation, Inc., SL Service, Inc. or its affiliates and business units or CSX Intermodal, Inc.; or (iii) affiliated with the Norfolk Southern Corporation. In addition, to the extent that the Executive is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements.

          (b) The Executive agrees that he will not, at any time during the Noncompetition Period (as defined in Section 8(c) below), without the prior written consent of the Company or the applicable Affiliated Company, as applicable, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Company or any Affiliated Company (except for such employment by the Company or any Affiliated Company); provided, however, that a public advertisement not specifically targeted at the employees of the Company shall not be deemed to be a solicitation for purposes of this provision.

          (c) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Chief Executive Officer of the Company, engage in or become associated with a Competitive Activity. For purposes of this Section 9: (i) the “Noncompetition Period” means the period from the date of this Agreement through two years following the termination of the Employment Period; (ii) a “Competitive Activity” means any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, directly or indirectly for a Class I railroad operating in North America; and (iii) the Executive shall be considered to have become

“associated with a Competitive Activity” if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments in less than 0.5% of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. Executive acknowledges that he deems such restrictions to be reasonable and that such restrictions will not prevent him from providing for his family during the Noncompetition Period.

          (d) All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of the Consulting Period (or, if there is no Consulting Period, until the termination of the Executive’s employment with the Company and the Affiliated Companies), relating or pertaining in any way to the Executive’s employment with or the business of the Company or any Affiliated Company, shall be promptly disclosed in writing to the Chief Executive Officer and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignments to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company.

The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

          (e) The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 8(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and any Affiliated Company in the event the Executive breached any of the covenants of this Section 8; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 8 would be inadequate. The Executive therefore agrees and consents that if he commits any breach of a covenant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 9 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

     9. Successors.

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company will require any successor to CSX (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CSX to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     10. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Andrew B. Fogarty 13747 Hope Sound Court Jacksonville, FL 32225

If to the Company:

CSX Corporation 500 Water Street Jacksonville, FL 32202 Attention: Senior Vice President, Human Resources and Labor Relations

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) Except as expressly provided herein, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between the Executive and the Company or any Affiliated Company, including the Executive’s Special Employment Agreement with CSX Corporation dated October 2001 concerning the subject matter hereof, except as provided for herein. This Agreement shall have no effect on any agreements between the Executive and the Company or any of its affiliates not concerning the subject matter hereof.

          (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Andrew B. Fogarty

Andrew B. Fogarty

CSX CORPORATION

By	/s/ Robert J. Haulter

Robert J. Haulter, Senior Vice President,
Human Resources and Labor Relations